Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                           Six Months Ended June 30     Three Months Ended June 30
                                              2005          2004           2005            2004
                                           ----------   ------------    -----------    ------------
BASIC
Average shares outstanding                 90,981,208    89,492,987     91,189,208      89,698,030
Net income                                   $125,569       $53,811        $67,334         $25,341
     Per share amount                           $1.38         $0.60          $0.74           $0.28
                                                =====         =====          =====           =====
DILUTED
Average shares outstanding                 90,981,208    89,492,987     91,189,208      89,698,030
Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                       847,297       863,045        628,167         854,332
                                           ----------    ----------     ----------      ----------
                                           91,828,505    90,356,032     91,817,375      90,552,362
Net income                                   $125,569       $53,811        $67,334         $25,341
     Per share amount                           $1.37         $0.60          $0.73           $0.28
                                                =====         =====          =====           =====

The antidilutive stock options outstanding were 3,432,297 and 2,785,532 at June 30, 2005 and 2004, respectively.